UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 19, 2013

AMERICAN SIERRA GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52927	98-0528416
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1218 Third Avenue, Suite 505, Seattle, WA	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (206) 910-2687

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 19, 2013, the Board of Directors (the “Board”) of American Sierra Gold Corp. (the “Company”) elected Larry Regis, Gary Goodin, and Vittal Karra as directors of the Company. Mr. Regis was appointed as Chairman of the Board. This action was effective April 5, 2013.

Concurrent with the director appointments, Mr. Regis was also appointed the President and Chief Executive Officer of the Company, Mr. Goodin was appointed Chief Operating Officer and Vice President of Marketing and Sales and Mr. Karra was appointed treasurer and President of Marketing and Sales.

In conjunction with the appointments, on April 19, 2013, the Board approved the issuance of two million shares of the restricted common stock of the Company each to Mr. Regis, Mr. Goodin, and Mr. Karra.

During the last two years, there have been no transactions, or proposed transactions, to which the Company was or is to be a party, in which Mr. Regis, Mr. Goodin, or Mr. Karra (or any member of their immediate families) had or is to have a direct or indirect material interest.

During the last five years, Mr. Regis, Mr. Goodin, and Mr. Karra have not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, Mr. Regis, Mr. Goodin, and Mr. Vital Karra have not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws. During the last five years, Mr. Regis, Mr. Goodin, and Mr. Vital Karra have not been a party of any bankruptcy petition filed by or against any business of which they were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

The biographies for Mr. Regis, Mr. Goodin, and Mr. Karra are set forth below:

Mr. Regis, Jr. is Medinah Gold Inc.’s (“Medinah”) Director and President.  Prior to becoming the Medinah’s President in May 1999, Mr. Regis owned and operated several mines and managed business territories for companies such as ITT, Bell & Howell and McGraw Hill.  He was previously nominated for the Utah Chamber of Commerce “Man of the Year” award.  In 1967, Mr. Regis was elected to the Utah State Legislature where he served as Minority Leader of the House of Representatives.  He is the past Chairman of the Lake Elsinore Development Agency and was the recipient of the Lake Elsinore Packman Award for service to his community. Mr. Regis earned a Bachelors’ of Education degree from Brigham Young University in 1960 and is retired from the Utah Army Reserve.

Mr. Goodin joined Medinah in May 1999 as its Vice-President and Director.  Mr. Goodin earned his Bachelor of Science in Public Affairs from Indiana University in 1985, his Master of Public Affairs from Indiana University in 1987, and graduated from the Indiana University School of Law in Bloomington, Indiana with a Juris Doctorate in 1989.  He practiced with the firm of Johnson, Smith, Pence, Densborn, Wright & Heath in Indianapolis from 1992 to 1996 and has been a Principal with the firm of Goodin Orzeske & Blackwell, P.C. in Indianapolis since 2000.  His areas of expertise include employment law and effective management of human resources.  He is the Precinct Committeeman, Clay Northwest Precinct, Hamilton County and enjoys and participates in sports of all types.

Mr. Karra joined Medinah in August 2012 as its Director, Treasurer, and President of Marketing and Sales. He is a results-oriented business executive with over 20 years of experience.  Mr. Karra has served as a strategic advisor to various technology companies since May 2010. From 2008-2010, Mr. Karra was a Senior Manager at Coca-Cola, Inc. and a consultant at Accenture from 2005-2008.  Mr. Karra has worked and consulted with companies like AT&T, American Express, Microsoft and the Port Authority of NY & NJ in the areas of telecom, infrastructure, information technology, software and management services.   Mr. Karra earned a Bachelor’s of Commerce degree in 1983 from Osmania University in Hyderabad, India.

Also effective April 5, 2013, James Vandeberg submitted his resignation from the Board and as Sole Officer, effective as of 5:00 p.m. PDT.  His resignation from the Board and as Sole Officer does not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, nor regarding the general direction of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERCAN SIERRA GOLD CORP.

/s/ James Vandeberg
James Vandeberg
Principal Executive Officer and Principal
Accounting and Financial Officer
Date: April 5, 2013